Exhibit 99.1

Company Contact	Media Inquiries	Investor Relations

John Higgins	Danine Summers	Ina McGuinness or Bruce Voss
Chief Financial Officer	VP, Communications	Lippert/Heilshorn & Associates
(650) 843-2800	(650) 843-2834	(310) 691-7100
jhiggins@connetics.com	dsummers@connetics.com	imcguinness@lhai.com

CONNETICS ANNOUNCES POSITIVE ACTIZA PHASE III TRIAL RESULTS

– Company anticipates submitting a New Drug Application by the end of 2003 –

PALO ALTO, Calif. (September 30, 2003) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced the positive outcome of a Phase III clinical trial evaluating Actiza™, an investigational new drug formulation of 1% clindamycin delivered in the Company’s proprietary Versafoam™ delivery system, as a potential new topical treatment for acne.

The 12-week, double-blinded, active- and placebo-controlled trial included 1,026 patients at 18 centers across the U.S. The trial was designed to demonstrate that Actiza was not inferior to Clindagel® (clindamycin phosphate 1% topical gel) as measured by the primary endpoints of Investigator’s Static Global Assessment (ISGA) and percent reduction in lesion counts (total, inflammatory and non-inflammatory) from Baseline to Week 12 (end of treatment). Success was defined as achieving non-inferiority to Clindagel for two out of three lesion counts and for ISGA. The trial results met or exceeded all of these requirements with a high level of statistical confidence. Additionally, Actiza was superior to placebo for all primary endpoints. Adverse events with Actiza were mild to moderate in nature and were related primarily to burning at the application site.

“The Connetics’ team and our clinical investigators did an outstanding job enrolling and completing this trial on schedule, and we are delighted with the strength of the data,” said Thomas G. Wiggans, President and Chief Executive Officer of Connetics. “Connetics is committed to building a strong franchise in acne, the leading category in the U.S. dermatology market. With Actiza, we look forward to launching what we believe will be the first of two products into this significant market.”

“The results of the study are very exciting because Actiza will provide dermatologists with a novel product that combines an innovative vehicle with clindamycin, the most commonly prescribed topical antibiotic for the treatment of acne,” said Alan Shalita, M.D., an Actiza study investigator, and Distinguished Teaching Professor and Chairman of the Department of Dermatology SUNY Downstate Medical Center.

According to the National Institute of Arthritis, Musculoskeletal and Skin Disorders (NIAMS), in the U.S. an estimated 17 million people are affected by acne, and an estimated 5.1 million people visited a physician for treatment during the 12 months ended July 2003. The prescription acne category is the largest segment of the dermatology market, and is estimated to be in excess of $1.5 billion annually in the U.S. Topical antibiotics, like clindamycin, are a major component of the prescription acne market and represent approximately $552 million in annual revenue. Clindamycin is one of the most widely prescribed medications for acne.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. The Company also is developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

This news release includes forward-looking statements, and predictions, including statements about the market potential of certain products and product candidates. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that the FDA may not approve Actiza for sale in the U.S., that we may not file the NDA as soon as anticipated, and that the market for Actiza may not materialize as projected. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year and its most recent Quarterly Report on Form 10-Q.

###